Base, Natural and Age Verified all had strong results

Comparing Grids and Programs in FY 2010

By Brian Bertelsen, Director of Field Operations

During fiscal year 2010, over 96% of all cattle delivered to our Kansas plants were marketed on the Base grid. Since the number of cattle sold on the Market grid was small, results are not summarized in this article. The table on this page summarizes cattle performance at our Kansas plants during fiscal year 2010. Natural program cattle are not included in the data for the Base grid.

The NatureSource® Natural Angus (NatureSource) branded beef program is limited to cattle that have never received hormones, antibiotics, ionophores or animal byproducts. They are priced on a separate grid that has an additional $10/cwt of live weight added to the base live price. The NatureSource grid also has a fixed threshold of 70% Choice and Prime, and does not offer a reward for the Certified Angus Beef® (CAB) or Black Canyon® Premium Reserve (BCPR) brands.

Approximately 21% of all USPB cattle
qualified for the $35 per head ASV
premium in fiscal year 2010.

During fiscal year 2010, the NatureSource program specifications were modified from allowing Black and Red Angus cattle to only black-hided cattle.

NatureSource cattle had lighter live and carcass weights and lower yield, or dressing percentage, compared to conventionally fed USPB cattle. They had the second lightest placement weight and the most days on feed. Their Quality grades were the highest with nearly 9% grading USDA Prime. Quality grade premium was lower than Naturewell due to the higher threshold for Choice and Prime.

They had the highest percentage of Yield Grade 4 and 5 carcasses of any category. Cattle in both Natural beef programs must be ‘enrolled’ in advance and must come from feedlots that are pre-approved. As a result of the advance enrollment, some NatureSource lots may have been slightly overfed to achieve their targeted delivery dates. NatureSource cattle also had more total discounts for out weight carcasses.

The Naturewell® Natural Angus (Naturewell) program has similar specifications but applies only to the last 120 days of the finishing period. The reward for Naturewell is an additional $2.75/cwt added to the base live price with the remainder of the grid being the same as the Base grid. Naturewell cattle can still be either black or red-hided.

Naturewell USPB cattle were the second highest percent black-hided and the highest percentage of steer lots of any category. They had the second highest percent grading Choice and Prime. These cattle were also the highest in CAB and BCPR. Within the black-hided cattle, their

…continued on page 4

USPB BENCHMARK PERFORMANCE DATA—KS PLANTS
FY 2010	Base	Nature- Source	Nature- well	ASV
In Weight, lb.	726	706	773	701
Days Fed	158	181	156	167
Live Weight, lb.	1,258	1,231	1,274	1,264
Carcass Weight, lb.	805	784	809	808
Yield, %	63.95	63.65	63.50	63.91
Choice & Prime, %	74.04	90.85	89.33	79.88
CAB, %	21.63	N/A	39.81	28.97
BCPR, %	11.87	N/A	16.22	14.92
Ungraded, %	2.00	0.36	0.69	0.90
YG1, %	10.07	3.27	3.40	6.95
YG2, %	39.15	27.37	32.54	38.22
YG3, %	41.75	53.37	51.87	46.49
YG4, %	8.34	14.07	11.46	7.99
YG5, %	0.69	1.92	0.73	0.36
Lightweight, %	0.49	1.04	0.30	0.37
Heavyweight, %	2.01	1.89	1.49	1.57
Black Hided, %	73.79	92.06	90.90	81.98
Steer %	35.03	49.07	63.83	54.94
Quality Grade, $/head	19.02	23.03	37.96	27.58
Yield Benefit, $/head	11.32	12.35	0.30	10.67
Yield Grade, $/head	-3.17	-9.41	-6.03	-3.03
Out Weight, $/head	-3.20	-3.58	-2.29	-2.50
Steer/Heifer, $/head	1.07	1.23	1.86	1.68
Subtotal, $/head	25.04	23.62	31.80	34.40
ASV, $/head	7.25	12.99	11.06	35.00
Natural, $/head	N/A	122.94	37.18	N/A
Gross Prem., $/head	32.29	159.55	80.04	69.40

Reproduction of any part of this newsletter is expressly forbidden without written permission by U.S. Premium Beef.

U.S. Premium Beef, LLC Annual Meeting

See You in Kansas City

Fiscal year 2010 was a great year to be a unitholder in U.S. Premium Beef, LLC (USPB). It was also a record setting year for producers who marketed their cattle through our company.

Our producers received a record average grid premium of $33.45 per head on the cattle they marketed on our grids in fiscal year 2010. In other words, USPB's grids have never worked better for our producers. In total, our company paid more than $24.2 million in grid premiums to producers who delivered cattle to our Kansas and California plants.

And, our unitholders received a record amount of cash distributions from USPB during fiscal year 2010—$95.24 per combined Class A and Class B unit.

One of USPB's services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations. This service again worked well for both parties in fiscal year 2010. Delivery right lease rates were $7 per delivery right for the entire year. In total, our unitholders and associates delivered cattle against more than 98% of the available delivery rights.

Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who delivered cattle to our Kansas plants by leasing delivery rights through the USPB facilitated program in fiscal year 2010 received average grid premiums of $37.12 per head which was $2.65 per head above USPB's Kansas plant average.

Fiscal year 2010 again provided our processing business opportunities to grow and to realize positive net income. Our fourth quarter results are not finalized at this time. However, we are encouraged with the company's performance through our third quarter.

We continued to add value to more of our product in fiscal year 2010. We announced a $24 million expansion of our hide tanning business in St. Joseph, MO. This expansion will make our tanning facility the state of the art in the industry. It will enable us to add more value to the hides processed at that facility.

I encourage you to attend our annual meeting on December 8 to learn more about our fiscal year 2010 financial results and our plans going forward. I'm confident you will go home with a better understanding of the benefits of being an owner of USPB. See you in Kansas City.

Schedule
Tuesday, December 7*
4:30 p.m.	Producer Education Forum Brian Bertelsen, Director of Field Operations

6:30 p.m.	Reception Meet Board of Director Candidates

Wednesday, December 8*

7:45 a.m.	Registration

8:15 a.m.	Morning Sessions (Repeated at 9:50 a.m.): Marketing Branded Beef National Beef staff USPB Cattle Performance Brian Bertelsen, Director of Field Operations

11:15 a.m.	Lunch—National Beef Presentation

12:45 p.m.	USPB Business Meeting

*All meetings are at the Kansas City Airport Hilton.

Annual Meeting Hotel:

Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—When making reservations request USPB’s annual meeting rate of $99. Cutoff date for annual meeting rate is November 30. If you have questions, please call USPB at 866-877-2525.

Other Hotels Close to the Airport Hilton:

Embassy Suites KCI—1/2 mile south of Hilton—7640 Tiffany Springs Pkwy.—800-362-2779

Holiday Inn Express-KCI—next to Hilton—11130 NW Ambassador Drive— 816-891-9111

Driving Directions to Kansas City Airport Hilton
Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

U.S. Premium Beef, LLC

Annual Meeting Pre-Registration Form

December 7 & 8, 2010

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by November 30, 2010.

PLEASE PRINT CLEARLY

Unitholder or Associate Name:

Name of Attendee:

Address:

City, State Zip:

Phone:	E-Mail Address:

Events:	Additional Registrations:
Producer Education Forum	This meeting is open only to USPB unitholders and associate producers, family members and employees.
December 7—4:30 p.m.
____ Number of people attending
Reception
December 7—6:30 p.m.	Name:
____ Number of people attending
Morning Sessions	Relationship:
December 8—8:15 a.m.
____ Number of people attending	Name:
Lunch & National Beef Presentation
December 8—11:15 a.m.	Relationship:
____ Number of people attending
USPB Business Meeting	Name:
December 8—12:30 p.m.
____ Number of people attending	Relationship:

Please complete form and return to:
U.S. Premium Beef, P.O. Box 20103, Kansas City, MO 64195
(866) 877-2525 phone • (816) 713-8810 fax

Comparing Grids and Programs in FY 2010	... continued from page 1	Board of Director Candidates Slated

certification rates were the highest for each brand. As a result, Naturewell lots had the largest Quality Grade premium.

Approximately 21% of all USPB cattle were age and source verified (ASV) during fiscal year 2010. Since its inception in April 2004 the ASV reward and, in turn, the number of ASV cattle has grown steadily. This year’s record is up from the previous year of 17%.

These cattle must be enrolled in an ASV program that is approved by USDA, be under 21 months of age at harvest and be delivered from a feedlot that is approved by a USDA ASV program. This allows our processing company to sell product from those cattle to Japanese customers.

The table on page one summarizes ASV cattle that were not enrolled in the Natural programs. They had the largest subtotal premium, which is the grid premium before any special program rewards such as ASV or Natural are added.

Compared to the Base grid cattle, they had a greater percent black-hided, with more Choice and Prime, more CAB and BCPR, with a greater certification rate of the black-hided animals for each of those brands. They also had a greater percentage of Yield Grade 3 carcasses.

The reward for ASV cattle was $35 per head during all of fiscal year 2010. National Beef Packing Company continues to need more ASV cattle. However, the supply is very seasonal. Over half of all the ASV cattle are delivered during May, June and July each year.

USPB is paying $35 per head ASV premium through May 2011. This premium is reviewed each year based on market conditions. The ASV premium is dependent upon the Japanese trade remaining open to U.S. beef products and our plants continuing to be approved to export to Japan.

If you have questions about the requirements for enrolling calves in ASV programs or would like to submit projections of ASV cattle, please call 866-877-2525.♦

USPB’s Nominating Committee has recommended, and the Board of Directors approved, three candidates for the three Director positions up for election during the company’s annual meeting on Dec. 8 in Kansas City.

USPB Board Chairman Mark Gardiner, Ashland, KS, Board Secretary Joe Morgan, Scott City, KS, and Board member Doug Laue, Council Grove, KS, currently hold these positions. All will seek re-election and have been nominated to serve another term.♦

Did You Know...

✓Age verified cattle projections are required from feedyards who want to receive USPB’s $35 per head ASV premium, which is set through May 2011, as long as export trade with Japan is open and National Beef is approved for that trade. Market rates will be used after May 2011. Please call our office at 866-877-2525 when you place ASV cattle on feed.

✓The deadline for submitting comments to USDA on the proposed GIPSA rule is November 22. It is important that producers who market cattle on value-based programs submit comments. To post a comment go to USPB’s web page at www.uspb.com. Then, select “Post Comment at USDA” found at the bottom of the “Welcome” section which will take you to USDA’s comment page. USPB also recommends you contact members of Congress to encourage them to oppose this proposed rule.♦